Exhibit 10.23

Bird Rides, Inc.

November 25, 2020

Racquel Russell

Email:

Dear Ms. Russell:

On behalf of the Board of Directors (the “Board”) of Bird Rides, Inc. (the “Company”), I am pleased to make an offer to you to join the Board. Your appointment will be effective at the first meeting of the Board following your execution of this letter (the “Effective Date”).

1.Duties and Responsibilities. While you are a member of the Board, all services you perform for the Company shall be as an independent contractor and not as an employee of the Company. You will not be eligible for any Company health insurance, workers’ compensation, vacation, profit sharing, retirement, or other benefits, except that you may expense travel related to your Board member duties to the Company. You will be solely responsible for all taxes, withholdings, and other similar statutory obligations. Nothing in this Agreement shall be construed to constitute you as an employee of the Company.

2.Compensation. As consideration for your services as a member of the Board you will receive an annual stipend of forty thousand dollars ($40,000), to be paid in quarterly installments of ten thousand dollars ($10,000) each. You also will be issued an option to purchase up to 100,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of one share of common stock at the time of the grant and under the Company’s equity incentive plan and form of option agreement. The option shall vest in a series of thirty-six (36) equal monthly installments upon your completion of each consecutive month of service as a member of the Board. The option and underlying shares shall be subject to the provisions of the Company’s option plan and option documents, which include transfer restrictions, a right of first refusal in favor of the Company, a market stand-off provision and other customary terms.

3.Indemnification and Insurance. Bird will indemnify you in your capacity as a member of the Board, in accordance with the scope of Bird’s then applicable Director & Officer Insurance, a copy of which has been provided to you.

4. Proprietary Information.

(a)You recognize that the Company is engaged in a continuous program of research, development and production with respect to its business. The Company possesses or has rights to information that has been created, discovered, developed, or otherwise become known to the Company (including information developed, discovered or created by you which arises out of your membership on the Board. Such information has commercial value in its business and is hereafter referred to as “Proprietary Information.” Proprietary Information includes, but is not limited to, business plans and strategies; marketing plans and customer lists; trade secrets, data and know-how; technical drawings; chip designs; layouts; mask works; product ideas; all copyrightable material; ideas and improvements; inventions (whether patentable or not); developments and discoveries (including those conceived, made or discovered by you, solely or in collaboration with others, in the ordinary course of performing your duties to the Company); and all intellectual property rights pertaining thereto; provided, however, that all information, trade secrets, know-how and other intellectual property of any nature that was already known by you prior to the date hereof (other than information disclosed to you by the Company) or is disclosed to you by a third party not in breach of any confidentiality obligation to the Company, shall not be considered Proprietary Information.

(b)You understand that your relationship with the Company creates a relationship of confidence and trust between you and the Company with respect to any (i) Proprietary Information or (ii) confidential information applicable to the business of any customer of the Company or other entity with which the Company does business and which you learn in connection with your services to the Company. At all times, both during your service to the Company and for a period of five years after its termination, you will keep in confidence and trust all such Proprietary Information and confidential information, and you will not use or disclose any such Proprietary Information or confidential information, or anything relating to it, without the prior written consent of the Company, except as may be reasonably necessary in the ordinary course of performing your duties to the Company, or as may be required by law. This obligation shall end with respect to any Proprietary Information or other confidential information when the same enters the public domain, or is otherwise publicly available through no improper action or inaction by you.

(c)All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection herewith. You hereby assign to the Company any right that you may have or acquire in such Proprietary Information.

(d)All documents or other media, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information, furnished to you by the Company or produced by you in connection with your service to the Company shall be the sole property of the Company. You agree to return and deliver all such property (including any copies thereof) immediately as and when requested by the Company, and even without any request upon the termination of your service relationship with the Company. Upon request of the Company, you agree to certify to the Company that all such property (and any copies thereof) has been returned to the Company and that no such property remains in your possession.

5. No Conflicts.

(a)You represent and warrant that this letter agreement and the terms hereof do not conflict with any other agreement and/or commitment or policy on your part which would prohibit you from performing your responsibilities or complying with the obligations hereunder, including, without limitation, any policies or commitments to any employer(s). You agree that you will not enter into a conflicting agreement or obligation during the term of this Agreement, or take any action that would put your obligations to the Company in conflict with your obligations to any other party during the term of this Agreement. If, prior to signing or at any time thereafter, you believe that a conflict might exist, please call me to discuss how we can satisfactorily resolve any such potential issue. You further represent and warrant that ownership of equity securities of the Company does not violate any other agreement and/or commitment or policy on your part which would prohibit you from owning such equity securities and that you have all necessary consents to own such equity securities.

(b)You agree that you will not, during your services to the Company, improperly use or disclose any proprietary or confidential information or trade secrets of your former or concurrent employers or companies or any other third party, and will not bring onto the premises of the Company any confidential document or other property belonging to your former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

6. Miscellaneous.

(a)This Agreement is personal to the parties hereto, and accordingly, neither the Agreement nor any right hereunder or interest herein may be assigned, transferred or charged by either party, without the express written consent of the other. Notwithstanding the foregoing, however, the Company may assign this Agreement and the Company’s rights hereunder to a successor to all or substantially all of its assets, whether by sale, merger, or otherwise.

(b)You understand that your status as a member of the Board is “at will.” Either party may terminate this agreement upon written notice to the other party, provided, however, that the “Proprietary Information” provisions of this agreement will survive any such termination.

(c)This letter agreement (including the documents referenced herein) constitutes the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and it supersedes any other agreement or promises made to you by anyone whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

We hope you accept and we look forward to a productive and mutually beneficial working relationship. Please do not hesitate to contact me with any questions.

Sincerely,

Bird Rides, Inc.

By:	/s/ Travis VanderZanden
Travis VanderZanden CEO and Founder

I accept the offer described above and the terms hereof.

By:	/s/ Racquel Russell
Racquel Russell